Exhibit 10.1

Credit Agreement

This agreement dated as of August 15, 2006 between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 1 Chase Square, 9th Floor, Rochester, NY 14643, and Harris Interactive Inc. (whether one or more, and if more than one, individually and collectively, the “Borrower”), whose address is 135 Corporate Woods, Rochester, NY 14623.

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities as defined below.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $15,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor. The proceeds of Facility A shall be used for the following purpose: For working capital and other purposes.

Commitment Fee. The Borrower shall pay to the Bank a commitment fee calculated on the average daily unused portion of Facility A at a rate of 0.05% per annum, payable in arrears within ninety (90) days of the end of each calendar quarter for which the fee is owing. The Bank may begin to accrue the foregoing fee on the date the Borrower signs or otherwise authenticates this agreement.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, whether for the account of the Borrower or for which the Borrower is the applicant/obligor, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account and/or upon the application of the Borrower in an amount not in excess of the maximum advance that the Borrower would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $15,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be entirely at the discretion of the Bank, (c) any Letter of Credit shall be a standby letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, in the Bank’s sole discretion, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in the Bank’s standard form. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the rate of 0.75% per annum of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding; provided, however, that such fee shall not be less than $350.00 for each letter of credit. The fee shall be due quarterly in arrears for each fiscal quarter during which each Letter of Credit is outstanding, and no credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on an account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower carried with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Facility A plus the aggregate amount of L/C Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of Facility A. If the Aggregate Outstanding Amount still exceeds the maximum amount of Facility A after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of Facility A), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. In the event that a Letter of Credit or Letters of Credit are payable in a currency other than US Dollars, and as a result of fluctuations in the exchange rate for such currency into US Dollars, the Aggregate Outstanding Amount as determined by the Bank in its sole discretion) exceeds the maximum amount of Facility A, the Borrower shall immediately upon demand by the Bank repay an aggregate amount equal to such excess, or, at the Bank’s discretion provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to collateralize the excess.

2.	Definitions. As used in this agreement, the following terms have the following respective meanings:

2.1	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1 and those extended contemporaneously with this agreement.

2.2	“Liabilities” means all debts, obligations, indebtedness and liabilities of every kind and character of the Borrower to the Bank, whether individual, joint and several, contingent or otherwise, now or hereafter existing in favor of the Bank, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.3	“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries [taken as a whole], (b) the ability of the Borrower to perform any of its obligations under the Related Documents to which it is a party, or (c) the rights of or benefits available to the Bank thereunder.

2.4	“Notes” means all promissory notes, instruments and/or contracts evidencing the terms and conditions of any of the Credit Facilities.

2.5	“Affiliate” means any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any Subsidiary of the Borrower.

2.6	“Subsidiary” means, as to a particular person, any entity of which fifty (50%) or more of the indicia of equity rights is at the time of determination directly or indirectly owned by the person or by one or more persons controlled by, controlling or under common control with the person.

2.7	“Related Documents” means the Notes, Letters of Credit, all loan agreements, credit agreements, reimbursement agreements, and any other instrument or document executed in connection with this agreement or in connection with any of the Liabilities.

3.	Conditions Precedent to Extensions of Credit.

3.1	Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B. Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the due organization, valid existence and good standing of the Borrower and every other business entity that is a party to this agreement or any other Related Document; and

C. Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreement and any other document required by this agreement is authorized to enter into the transactions described in this agreement and the other Related Documents, and (ii) the person signing on behalf of each party is authorized to do so.

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower are true on and as of the date of the request for and funding of the extension of credit;

B. No Event of Default. No default has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period;

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by or subjects the Bank to any penalty or onerous condition under any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing), foreign governmental authority, the United States of America, any state thereof and any political subdivision of any of the foregoing and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank or the Borrower, or any Subsidiary of the Borrower or their respective properties.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1	Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books.

4.3	Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

4.4	Inspection. Permit the Bank (i) to inspect and copy the Borrower’s business records, upon reasonable request and notice and at reasonable times during normal business hours at such intervals as the Bank may reasonably require, but prior to an event of default, no more frequently than once annually, and (ii) to discuss the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants.

4.5	Financial Reports. Furnish to the Bank:

A. Within ninety (90) days after each quarterly period, the consolidated, if applicable, balance sheet as of the end of that period and statements of income, cash flow and retained earnings, from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

B. Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, a detailed consolidated, if applicable, financial statement including a balance sheet and statements of income, cash flow and retained earnings, such financial statement, to be audited by an independent certified public accountant of recognized standing acceptable to the Bank in the Bank’s sole discretion.

C. Via either the EDGAR System or its Home Page, within five (5) days after the filing of its Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, but no event later than one hundred twenty (120) days after the end of such fiscal year, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

D. Via either the EDGAR System or its Home Page, within five (5) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, but no event later than ninety (90) days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q, and, as soon as it shall become available, a quarterly report to shareholders of the Borrower for the fiscal quarter then ended.

E. Via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission.

If for any reason the EDGAR System and/or its Home Page are not available to the Borrower as is required for making available the financial statements or reports referred to above, the Borrower shall then furnish a copy of such financial statements or reports to the Bank.

For the purposes of this section, “EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system, and “Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as “www.harrisinteractive.com” or such other universal resource locator that the Borrower shall designate in writing to the Bank as its corporate home page on the World Wide Web.

4.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could have a Material Adverse Effect; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; and (3) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

4.7	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party unless any failure of compliance would not have a Material Adverse Effect.

4.8	Title to Assets and Property. Maintain good and marketable title to all of the Borrower’s assets and properties.

4.9	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, comply with legal requirements applicable to the Bank or the Credit Facilities or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance with all applicable requirements of law and regulations unless any failure of compliance would not have a Material Adverse Effect.

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not:

A. Liens. Create or permit to exist any lien on, or make any pledge or assignment of, any of its Accounts, Payment Intangibles, or other General Intangible relating to claims for the payment of money, whether now owned or hereafter acquired and all cash and non-cash Proceeds thereof (the “Property”), all as defined in Article 9 of the New York Uniform Commercial Code. The Borrower covenants, represents and warrants to the Bank that the following statements are and will remain true until the Liabilities are paid in full: (a) the Borrower has disclosed to the Bank in writing any location(s) where all business records pertaining to, and any tangible evidence of, the Property may be located; (b) the Property is free and clear of all encumbrances, liens, pledges, assignments, mortgages, deeds of trusts and security interests, and the Borrower has not executed or recorded, or permitted others to execute or record, any security documents or financing statements or similar records relating to any of the Property (except, if applicable, to the Bank); and (c) all of the Property is titled in the Borrower’s legal name.

B. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of (i) “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1 or (ii) acquisition financing.

C. Continuity of Operations. (1) Engage in any business activities which substantially change the nature of the buisiness in which the Borrower is presently engaged, taken as a whole; (2) cease operations, liquidate, merge, acquire or consolidate with any other entity (unless the Borrower is the surviving entity in such a merger, acquisition or consolidation), change its name, dissolve, or sell a material part of its assets out of the ordinary course of business which sale would have a Material Adverse Effect.

D. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement or any of the other Related Documents.

E. Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.	Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all amounts owing under the Notes and other Related Documents are paid in full. The Borrower represents that: (a) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict in any material way with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower which would have a Material Adverse Effect is pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, (f) the Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (i) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, the absence of ownership or licenses of which would have a Material Adverse Effect, and (j) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board. The Borrower, other than a natural person, further represents that: (a) it is duly organized and validly existing under the laws of the state where it is organized and is in good standing in its state of organization and each state where it is doing business, and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

7.	Default/Remedies. If any of the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of this agreement, the Notes or any other Related Documents, then the Bank shall have all of the rights and remedies provided by any law, equity or agreement.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and the other Related Documents to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.5	Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of New York, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

8.7	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

8.8	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower’s own judgement with respect to the Borrower’s business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

8.9	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.10	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.11	Sole Discretion of the Bank. Whenever the Bank’s consent or approval is required under this agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank’s decision shall be final and conclusive.

8.12	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any Related Documents.

8.13	Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.14	Conflicting Terms. If this agreement is inconsistent with any provision in any other Related Documents, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.15	Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

8.16	Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices:		Borrower:

135 Corporate Woods Rochester, NY 14623		Harris Interactive Inc.

Attn:	Chief Financial Officer	By:	/s/ Ronald E. Salluzzo

			Authorized Signer		Title

Ronald E. Salluzzo, Chief Financial Officer

		Date Signed:		8/11/06

Address for Notices: Bank: } 1 Chase Square, 9th Floor } Rochester, NY 14643 JPMorgan Chase Bank, N.A. } Attn: By: /s/ James Stanbrough James Stanbrough { V.P. Printed Name Title Date Signed: 8/15/06 Address for Notices:	Bank:
1 Chase Square, 9th Floor
Rochester, NY 14643	JPMorgan Chase Bank, N.A.
Attn:	By:	/s/ James Stanbrough
	James Stanbrough		V.P.
	Printed Name			Title
Date Signed: 8/15/06